Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contacts:
Mark Stouse	Albie Jarvis
BMC Software	Porter Novelli for BMC Software
832-715-0234	617-897-8200
mark_stouse@bmc.com	albie.jarvis@porternovelli.com

Paul V. Farr	Karen Pantinas
Identify Software	PAN Communications for Identify Software
212.629.0003 x 202	978.474.1900
pfarr@identify.com	Identify@pancomm.com
BMC SOFTWARE TO ACQUIRE IDENTIFY SOFTWARE LTD.
Deal Enhances BMC’s Leadership in BSM and Transaction Management
     HOUSTON and TEL AVIV — (March 27, 2006) — BMC Software, Inc. today announced that it has offered to acquire 100 percent of Identify Software Ltd, a leading global provider of application problem resolution (APR) software. Under the terms of the acquisition agreement, BMC will pay approximately $150 million in cash for the shares.
     “Transactions are the lifeblood of all businesses,” said Bob Beauchamp, BMC president and CEO. “The acquisition of Identify’s state-of-the-art application problem resolution technology will further extend BMC’s leadership in transaction management and will continue to clearly differentiate BMC’s Business Service Management (BSM) strategy. Identify will enable us to offer customers unprecedented problem resolution capabilities that directly impact the way that IT serves the goals of the business. That’s the essence of BSM.”
     Yochi Slonim, Identify president and CEO, added: “Customers are big winners as a result of this acquisition. BMC is the clear leader in Business Service Management, which is entering the IT mainstream. Identify’s application lifecycle management solution, coupled with BMC’s existing transaction management solution, will strengthen the company’s BSM portfolio and broaden its value proposition into new markets and customers. This will be a very synergistic combination, and Identify is proud to be part of it.”
     “The Identify solution reinforces BMC’s capability in J2EE and .NET environments and directly supports BMC Business Service Management strategy by providing visibility into the execution of an application that supports a business service,” writes JP Garbani in the March 2006 Forrester report BMC Acquires Identify. “Identify’s application problem resolution

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capabilities is a strong complement to BMC’s BSM capabilities to look into application performance and map the infrastructure supporting the application delivery.”
     An Identify customer, Liquidnet is an electronic institutional trading marketplace that is currently ranked among the ten largest NYSE institutional brokers. “On average, we execute more than 100,000 shares per minute each day. We rely on Identify Software solutions to keep our high-volume, high-value applications running at peak availability,” said Kevin Lupowitz, chief information officer at Liquidnet. “Identify’s AppSight adds tremendous value by automating and accelerating the problem resolution process, resulting in faster problem fixes, less downtime, and an enhanced customer experience. We view the Identify and BMC Software linkage as positive news.”
     Why Identify
     Important Customer Value: Problem resolution in the datacenter takes too long and costs too much. The addition of Identify’s solutions to BMC’s transaction management strategy will provide customers with deep application and problem resolution capabilities, enabling them to pinpoint the cause of transaction breakdowns. Identify’s solutions have demonstrated clear and consistent customer ROI and time-to-value savings by increasing application availability and significantly reducing the cost of resolving problems.
     Expanded Customer Universe: Identify’s customers typically are mid-size to large scale organizations in the enterprise and ISV segments that are challenged with the development, maintenance, and support of business-critical applications. Identify has more than 500 customers spanning multiple industries, including market leaders in financial services, technology, insurance, healthcare, public sector, retail, manufacturing, energy and telecommunications.
     Unequalled Technology Combination: Identify extends BMC’s delivery of Business Service Management with new application problem resolution capabilities across heterogeneous, distributed applications in J2EE, .NET and native Windows environments. For example, Identify has the first, and only, comprehensive solution for application problem resolution across the application lifecycle, with an architecture uniquely designed from the ground up to optimize the process of resolving problems. Identify’s AppSight Problem Resolution System is used by enterprises and independent software and system vendors to automate and dramatically accelerate their problem resolution processes across the

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application lifecycle in order to increase application availability and quality, reduce support costs, and accelerate product releases.
     Strong Performance: A successful, high growth company with deep domain expertise and proven year-over-year growth capability, Identify quickly expands BMC’s market presence, share and domain expertise in the transaction management market, which is a key area of investment for BMC.
     The transaction is subject to customary closing conditions. BMC expects the transaction to close during the first quarter of FY2007.
     About BMC Software
     BMC Software [NYSE: BMC] is a leading provider of enterprise management solutions that empower companies to manage IT from a business perspective. Delivering Business Service Management, BMC Software solutions span enterprise systems, applications, database and service management. Founded in 1980, BMC Software has offices worldwide and fiscal 2005 revenues of more than $1.46 billion. For more information, visit www.bmc.com.
     About Identify
     Identify is the leader in application problem resolution software, helping hundreds of enterprises and software vendors speed application delivery, increase application quality, performance, and availability, and reduce application support costs. The company’s AppSight Application Problem Resolution System leverages patented Black Box technology to monitor application execution and to capture, communicate, and determine the root cause of application problems, thereby dramatically accelerating problem resolution processes across the application lifecycle.
This press release contains forward-looking statements that involve risks and uncertainties concerning BMC Software’s acquisition of Identify Software Ltd., BMC Software’s expected financial performance (including without limitation as described in the quotations from management in this press release), as well as BMC Software’s strategic and operational plans. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. Potential risks and uncertainties regarding the acquisition include, among others, the conditions to closing the acquisition such as regulatory approvals and the acceptance of BMC’s offer by Identify’s shareholders, the reaction of customers of BMC Software and Identify to the transaction and BMC Software’s ability to successfully integrate Identify’s operations and employees. More information about potential factors that could affect BMC Software’s business and financial results is included in BMC Software’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 which is on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.